Exhibit 99.1

Gran Tierra Energy Inc. Announces Strong Reserves Replacement and Meaningful Reserves Growth in 2023

•	Highest Year-End Total Company Reserves in Company History - 90 MMBOE 1P, 147 MMBOE 2P and 207 MMBOE 3P

•	Added Total Company Reserves of 18 MMBOE 1P, 29 MMBOE 2P and 36 MMBOE 3P

•	Achieved 154% 1P, 242% 2P and 303% 3P Reserves Replacement

•	Fifth Consecutive Year of 1P Total Company Reserves Growth

•	Incurred F&D Costs, Excluding Change in FDC, of $11.96 (1P), $7.58 (2P) and $6.06 (3P) per boe

•	Net Present Value Before Tax Discounted at 10% of $1.9 Billion (1P), $3.1 Billion (2P), and $4.3 Billion (3P)

•	Net Asset Value per Share of $18.79 Before Tax and $10.46 After Tax (PDP), $44.48 Before Tax and $24.06 After Tax (1P), and $79.13 Before Tax and $42.71 After Tax (2P)

CALGARY, Alberta – January 23, 2024 – Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE), a company focused on international oil exploration and production with assets currently in Colombia and Ecuador, today announced the Company’s 2023 year-end reserves as evaluated by the Company’s independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2023 (the “GTE McDaniel Reserves Report”).

All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on a working interest before royalties (“WI”) basis. Production is expressed in barrels (“bbl”) of oil per day (“bopd”), while reserves are expressed in bbl, bbl of oil equivalent (“boe”) or million boe (“MMBOE”), unless otherwise indicated. The following reserves categories are discussed in this press release: Proved Developed Producing (“PDP”), Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”).

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “During 2023, a combination of our strong reserves growth, ongoing reductions in debt and share buybacks allowed Gran Tierra to achieve net asset values per share** before tax of $44.48 (1P), up 288% from 2020, and $79.13 (2P), up 144% from 2020. With this significant growth in our net asset values per share** over the last three years, we believe Gran Tierra is well positioned to offer exceptional long-term stakeholder value.

Gran Tierra achieved strong 154% (1P), 242% (2P) and 303% (3P) reserves replacement through our successful results from our development drilling, waterflooding programs, field performance and the Suroriente Block Continuation Agreement*. This multi-faceted success resulted in record highs for the Company’s year-end 1P, 2P and 3P oil reserves.

We completed our 2023 development plan on-budget including waterflooding efforts and development drilling in the Acordionero, Costayaco and Moqueta oil fields. We also continued to evaluate our successful ongoing production from key 2022 exploration discoveries in Colombia and Ecuador to plan for 2024 follow-up exploration drilling. We believe our success on multiple fronts during 2023 demonstrates Gran Tierra's ability to be a full-cycle oil and gas exploration, development and production company focused on value creation for all our stakeholders.

The success the Company achieved in 2023 also reflects our ongoing conversion of reserves from the Probable to the Proved category. With 147 booked Proved plus Probable Undeveloped future drilling locations, Gran Tierra is well positioned to continue to grow the Company's production and reserves in 2024 and beyond.

We have started 2024 strong with two rigs currently drilling our planned series of development wells in Acordionero and Costayaco. Both rigs began their development campaigns in December 2023. Later in 2024, we look forward to our planned resumption of exploration drilling in Colombia and Ecuador to build upon our successful exploration results in 2022, and the first development drilling in the Suroriente Block since 2018. Through our ongoing focus on the development of our existing assets, appraisal of our 2022 discoveries and exploration drilling, we plan to continue to strengthen our balance sheet, profitably increase production, grow our reserve base and return capital to shareholders through share buybacks.”

*See the section below titled “Suroriente Continuation Agreement”.

**See the below tables for the definitions of net asset values per share.

Highlights

2023 Year-End Reserves and Values

Before Tax (as of December 31, 2023)	Units	1P	2P	3P
Reserves	MMBOE	90	147	207
Net Present Value at 10% Discount (“NPV10”)	$ million	1,945	3,063	4,269
Net Debt[1]	$ million	(511)	(511)	(511)
Net Asset Value (NPV10 less Net Debt) (“NAV”)	$ million	1,434	2,552	3,759
Outstanding Shares[2]	million	32.25	32.25	32.25
NAV per Share	$/share	44.48	79.13	116.56

After Tax (as of December 31, 2023)	Units	1P	2P	3P
Reserves	MMBOE	90	147	207
NPV10	$ million	1,287	1,888	2,552
Net Debt[1]	$ million	(511)	(511)	(511)
NAV	$ million	776	1,377	2,041
Outstanding Shares[2]	million	32.25	32.25	32.25
NAV per Share	$/share	24.06	42.71	63.29

1Based on estimated 2023 year-end net debt of $511 million comprised of Senior Notes of $537 million (gross) plus the Credit Facility of $36 million (gross) less cash and cash equivalents of $62 million, prepared in accordance with GAAP.

2Outstanding Shares. Reflects Gran Tierra’s 1-for-10 reverse stock split that became effective May 5, 2023.

•	As of December 31, 2023, Gran Tierra achieved:

◦	Before Tax NAV of $1.4 billion (1P), $2.6 billion (2P), and $3.8 billion (3P)

◦	After Tax NAV of $0.8 billion (1P), $1.4 billion (2P), and $2.0 billion (3P)

◦	Strong reserves replacement ratios of:

▪	154% 1P, with 1P reserves additions of 18 MMBOE.

▪	242% 2P, with 2P reserves additions of 29 MMBOE.

▪	303% 3P, with 3P reserves additions of 36 MMBOE.

◦	Meaningful 1P, 2P and 3P reserves additions largely driven by success with development drilling and waterflooding results in the Chaza Block (which contains Costayaco and Moqueta fields) and the Suroriente Continuation Agreement*.

◦	Finding and development costs (“F&D”), including change in future development costs (“FDC”), on a per boe basis of $20.58 (1P), $16.09 (2P) and $14.67 (3P).

◦	F&D costs excluding change in FDC, on a per boe basis of $11.96 (1P), $7.58 (2P) and $6.06 (3P).

◦	F&D recycle ratios**, including change in FDC, of 1.8 times (1P), 2.2 times (2P) and 2.5 times (3P).

•	Gran Tierra’s four major oil assets, Acordionero, Costayaco, Moqueta and Suroriente (all on waterflood) represent 83% of the Company’s 1P reserves and 73% of its 2P reserves.

•	The Company’s PDP reserves account for 48% of 1P reserves and 1P reserves account for 61% of 2P reserves, which demonstrate the strength of Gran Tierra’s reserves base via the potential future conversion of Probable reserves into 1P reserves and Proved Undeveloped reserves into PDP reserves.

•	FDC are forecast to be $561 million for 1P reserves and $923 million for 2P reserves. Gran Tierra’s 2024 base case mid-point guidance for cash flow*** of $300 million is equivalent to 54% of 1P FDC and 33% of 2P FDC, which highlights the Company’s potential ability to fund future development capital. Increases in FDC relative to 2022 year-end reflect that the GTE McDaniel Reserves Report now assigns Gran Tierra 95 Proved Undeveloped future drilling locations (up from 78 at 2022 year-end) and 147 Proved plus Probable Undeveloped future drilling locations (up from 115 at 2022 year-end).

*See the section below titled “Suroriente Continuation Agreement”.

**F&D recycle ratio is defined as fourth quarter 2023 operating netback per WI sales volume boe divided by the appropriate F&D costs on a per boe basis. Operating netback does not have a standardized meaning under generally accepted accounting principles in the United States of America (“GAAP”) and is a non-GAAP measure. Operating netback is defined as oil sales less operating and transportation expenses. See “Non-GAAP Measures” in this press release.

*** “Cash flow” refers to GAAP line item “net cash provided by operating activities”. Gran Tierra’s 2024 base case guidance is based on a forecast 2024 average Brent oil price of $80/bbl. This forecast price used in Gran Tierra’s forecast is higher than the 2024 McDaniel Brent price forecast.

GTE McDaniel Reserves Report

All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated.

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2023

Proved (1P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	4,334	(858)	(939)	(561)	(7)	1,969	(629)	1,340
Remainder	2,013	(334)	(845)	—	(97)	737	(287)	450
Total (Undiscounted)	6,347	(1,192)	(1,784)	(561)	(104)	2,706	(916)	1,790
Total (Discounted @ 10%)	4,453	(854)	(1,138)	(475)	(39)	1,947	(658)	1,289

Consolidated Properties at December 31, 2023

Proved Plus Probable (2P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	5,654	(1,159)	(1,080)	(865)	(3)	2,547	(946)	1,601
Remainder	4,935	(870)	(1,664)	(57)	(122)	2,222	(890)	1,332
Total (Undiscounted)	10,589	(2,029)	(2,744)	(922)	(125)	4,769	(1,836)	2,933
Total (Discounted @ 10%)	6,695	(1,316)	(1,541)	(736)	(40)	3,062	(1,175)	1,887

Consolidated Properties at December 31, 2023

Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	6,580	(1,369)	(1,150)	(979)	(3)	3,079	(1,213)	1,866
Remainder	8,621	(1,654)	(2,443)	(186)	(137)	4,201	(1,723)	2,478
Total (Undiscounted)	15,201	(3,023)	(3,593)	(1,165)	(140)	7,280	(2,936)	4,344
Total (Discounted @ 10%)	8,799	(1,774)	(1,834)	(884)	(38)	4,269	(1,718)	2,551

*The after-tax future net revenue of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements, when available for the year ended December 31, 2023, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in Colombia and Ecuador derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs. Gran Tierra has determined that Ecuador reserves, included in the Total Proved, Total Probable and Total Possible reserve categories for Light and Medium Crude Oil, are not material enough to present separately on a country basis. Therefore all amounts are presented on a consolidated basis by foreign geographic area.

	Light and Medium Crude Oil	Heavy Crude Oil	Conventional Natural Gas	2023 Year-End
Reserves Category	Mbbl*	Mbbl*	MMcf**	Mboe***
Proved Developed Producing	21,308	22,372	—	43,680
Proved Developed Non-Producing	3,130	453	—	3,583
Proved Undeveloped	20,150	22,691	—	42,841
Total Proved	44,588	45,516	—	90,104
Total Probable	26,271	30,731	—	57,002
Total Proved plus Probable	70,859	76,247	—	147,106
Total Possible	24,108	35,642	—	59,750
Total Proved plus Probable plus Possible	94,967	111,889	—	206,856

*Mbbl (thousand bbl of oil).

**MMcf (million cubic feet).

***Mboe (thousand boe).

Net Present Value Summary

Gran Tierra’s reserves were evaluated using the average of 3 independent qualified reserves evaluators’ commodity price forecasts at January 1, 2024 (McDaniel, Sproule and GLJ). See “Forecast Prices” for more information. It should not be assumed that the net present value of cash flow estimated by McDaniel represents the fair market value of Gran Tierra’s reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before Tax
Proved Developed Producing	1,362	1,228	1,117	1,025	948
Proved Developed Non-Producing	135	115	99	87	77
Proved Undeveloped	1,209	932	730	579	465
Total Proved	2,706	2,275	1,946	1,691	1,490
Total Probable	2,062	1,493	1,117	861	680
Total Proved plus Probable	4,768	3,768	3,063	2,552	2,170
Total Possible	2,513	1,698	1,207	895	688
Total Proved plus Probable plus Possible	7,281	5,466	4,270	3,447	2,858
After Tax
Proved Developed Producing	1,025	930	848	779	721
Proved Developed Non-Producing	73	63	54	48	42
Proved Undeveloped	691	514	384	288	216
Total Proved	1,789	1,507	1,286	1,115	979
Total Probable	1,142	816	601	455	353
Total Proved plus Probable	2,931	2,323	1,887	1,570	1,332
Total Possible	1,413	945	664	486	370
Total Proved plus Probable plus Possible	4,344	3,268	2,551	2,056	1,702

Reserve Life Index (Years)

December 31, 2023*
Total Proved	8
Total Proved plus Probable	13
Total Proved plus Probable plus Possible	18

* Calculated using Gran Tierra’s average fourth quarter 2023 WI production of 31,309 bopd.

Future Development Costs

FDC reflects McDaniel's best estimate of what it will cost to bring the Proved Undeveloped and Probable Undeveloped reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for 2P reserves increased to $923 million at year-end 2023 from $677 million at year-end 2022. The increase in FDC in 2023 was predominantly attributed to the increase in the numbers of future development well locations identified by McDaniel in the Suroriente Continuation Agreement.

($ millions)	Total Proved	Total Proved Plus Probable	Total Proved Plus Probable Plus Possible
2024	127	134	138
2025	164	189	196
2026	159	237	246
2027	102	217	260
2028	9	89	139
Remainder	—	57	186
Total (undiscounted)	561	923	1,165

($ millions)	Proved	Proved plus Probable	Proved plus Probable plus Possible
Acordionero	142	142	142
Chaza Block (Costayaco & Moqueta)	128	161	161
Suroriente	125	202	286
Ecuador	90	177	232
Other	76	241	344
Total FDC Costs (undiscounted)	561	923	1,165

Finding and Development Costs

Reserves (Mboe)	Year Ended December 31, 2023
Proved Developed Producing	43,680
Total Proved	90,104
Total Proved plus Probable	147,106
Total Proved plus Probable plus Possible	206,856
Capital Expenditures ($000s)
- including and excluding acquired properties	219,060
Operating Netback* ($/bbl, per WI sales volumes)
Operating Netback* - fourth quarter 2023	36.05

*Operating Netback is a Non-GAAP measure and does not have a standardized meaning under GAAP. Operating netback as presented is defined as oil sales less operating and transportation expenses. See "Non-GAAP Measures" in this press release.

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2023
Proved Developed Producing
Reserve Additions (Mboe)	8,451
F&D Costs ($/boe)	25.92
F&D Recycle Ratio	1.4

Finding and Development Costs, Including FDC*

Year Ended December 31, 2023
Proved Developed Producing
Change in FDC ($000s)	(11,389)
Reserve Additions (Mboe)	8,451
F&D Costs ($/boe)	24.57
F&D Recycle Ratio	1.5

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2023
Total Proved
Reserve Additions (Mboe)	18,322
F&D Costs ($/boe)	11.96
F&D Recycle Ratio	3.0

Finding and Development Costs, Including FDC*

Year Ended December 31, 2023
Total Proved
Change in FDC ($000s)	157,950
Reserve Additions (Mboe)	18,322
F&D Costs ($/boe)	20.58
F&D Recycle Ratio	1.8

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2023
Total Proved plus Probable
Reserve Additions (Mboe)	28,893
F&D Costs ($/boe)	7.58
F&D Recycle Ratio	4.8

Finding and Development Costs, Including FDC*

Year Ended December 31, 2023
Total Proved plus Probable
Change in FDC ($000s)	245,746
Reserve Additions (Mboe)	28,893
F&D Costs ($/boe)	16.09
F&D Recycle Ratio	2.2

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2023
Total Proved plus Probable plus Possible
Reserve Additions (Mboe)	36,120
F&D Costs ($/boe)	6.06
F&D Recycle Ratio	5.9

Finding and Development Costs, Including FDC*

Year Ended December 31, 2023
Total Proved plus Probable plus Possible
Change in FDC ($000s)	310,776
Reserve Additions (Mboe)	36,120
F&D Costs ($/boe)	14.67
F&D Recycle Ratio	2.5

*In all cases, the F&D number is calculated by dividing the identified capital expenditures by the applicable reserves additions both before and after changes in FDC costs. Both F&D costs take into account reserves revisions during the year on a per boe basis. F&D recycle ratio is defined as fourth quarter 2023 operating netback per WI sales volume boe divided by the appropriate F&D costs on a per boe basis. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year. Operating Netback is a Non-GAAP measure and does not have a standardized meaning under GAAP. Operating netback is defined as oil sales less operating and transportation expenses. See “Non-GAAP Measures” in this press release.

Forecast Prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on an average of three independent qualified reserves evaluators’ commodity price forecasts at January 1, 2024 (McDaniel, Sproule and GLJ). All three of these companies are independent qualified reserves evaluators and auditors pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil
Year	$US/bbl	$US/bbl
	January 1, 2024	January 1, 2024
2024	$78.00	$73.67
2025	$79.18	$74.98
2026	$80.36	$76.14
2027	$81.79	$77.66
2028	$83.41	$79.22

Suroriente Continuation Agreement

On April 11, 2023, the Company announced that it had entered into an agreement with Ecopetrol S.A., the national oil company of Colombia (the “Suroriente Continuation Agreement”), by which the parties renegotiated the terms and the duration of the contract for the Suroriente Block in the Department of Putumayo, which was scheduled to end in mid-2024. The Suroriente Continuation Agreement provides an opportunity to add significant value, as well as economic life, to the Suroriente Block by continuing its duration for 20 years from the Suroriente Continuation Agreement's effective date. On August 31, 2023, the Company announced that it had satisfied all outstanding conditions precedent to the effectiveness of the Suroriente Continuation Agreement.

Corporate Presentation:

Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

Rodger Trimble, Vice President, Investor Relations

Tel: +1.403.265.3221

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent energy company currently focused on international oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website (including the Corporate Presentation referenced above) does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's U.S. Securities and Exchange Commission ("SEC") filings are available on the SEC website at www.sec.gov. The Company's Canadian securities regulatory filings are available on SEDAR at www.sedar.com and UK regulatory filings are available on the National Storage Mechanism (the "NSM") website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism. Gran Tierra's filings on the SEC, SEDAR and the NSM websites are not incorporated by reference into this press release.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” “can,” “will,” “should,” “guidance,” “estimate,” “forecast,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its estimated quantities and net present values of reserves, capital program, and ability to fund the Company's exploration program over a period of time, statements about the Company’s financial and performance targets and other forecasts or expectations regarding, or dependent on, the Company’s business outlook for 2024 and beyond, capital spending plans and any benefits of the changes in our capital program or expenditures, well performance, production, the restart of production and workover activity, future development costs, infrastructure schedules, waterflood impacts and plans, growth of referenced reserves, forecast prices, five-year expected oil sales and cash flow and net revenue, estimated recovery factors, liquidity and access to capital, the Company's strategies and results thereof, the Company's operations including planned operations and developments, disruptions to operations and the decline in industry conditions, and expectations regarding environmental commitments.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: Gran Tierra's operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of Gran Tierra’s products; other disruptions to local operations; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges, the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra’s products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for Gran Tierra’s operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of Gran Tierra’s common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra's ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the SEC, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 21, 2023 and its other filings with the SEC. These filings are available on the Securities and Exchange Commission website at http://www.sec.gov and on SEDAR at www.sedar.com.

Statements relating to "reserves" are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financing position. In particular, the unprecedented nature of the economic downturn and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra's business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. Gran Tierra's forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future net revenue, cash flow and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2024 and for the next five years to allow readers to assess the Company's ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra's operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management's best estimates and judgments, and represent, to the best of management's knowledge and opinion, the Company's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. See Gran Tierra's press release dated January 23, 2024 for additional information regarding cash flow guidance referred to herein.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to oil sales, net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is defined as oil sales less operating and transportation expenses. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation of operating netback per boe to the most directly comparable measure calculated and presented in accordance with GAAP is as follows:

	Three months ended December 31, 2023
	(Thousands of U.S Dollars)	($/bbl, per WI sales volumes)
Oil sales	154,944	$54.04
Operating expenses	(47,637)	(16.61)
Transportation expenses	(3,947)	(1.38)
Operating netback	$103,360	$36.05

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company's audited financial statements for the year ended December 31, 2023, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management's discussion and analysis for the year ended December 31, 2023 on or before February 20, 2024.

DISCLOSURE OF OIL AND GAS INFORMATION

Boe’s have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. Boe's may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and are derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. Any reserves values or related information contained in this press release as of a date other than December 31, 2023 has an effective date of December 31 of the applicable year and is derived from a report prepared by Gran Tierra's independent qualified reserves evaluator as of such date, and additional information regarding such estimate or information can be found in Gran Tierra's applicable Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 filed on SEDAR at www.sedar.com.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's reserves will be attained and variances could be material. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is no precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Drilling locations disclosed herein are derived from the GTE McDaniel Reserves Report and account for drilling locations that have associated Proved Undeveloped and Proved plus Probable Undeveloped reserves, as applicable. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of "oil pay" or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Developed non-producing reserves are those reserves that either have not been on production, or have previously been on production but are shut-in and the date of resumption of production is unknown.

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 – Revised Glossary to NI 51-101, Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including NAV per share, F&D costs, F&D recycle ratio, operating netback, reserve life index and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	NAV per share is calculated as NPV10 (before or after tax, as applicable) of the applicable reserves category minus estimated net debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.

•	F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in FDC costs. The calculation of F&D costs incorporates the change in FDC required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated FDC may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per boe as a measure of its ability to execute its capital program and of its asset quality.

•	F&D recycle ratio is calculated as described in this press release. Management uses F&D recycle ratio as an indicator of profitability of its oil and gas activities.

•	Operating netback is calculated as described in this press release. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.

•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission ("SEC") rules and disclosure requirements of the U.S. Financial Accounting Standards Board ("FASB"), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a "company gross" basis, representing Gran Tierra's working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by us. Possible reserves are reserves that are less certain to be recovered than probable reserves. Estimates of possible reserves are also inherently imprecise. Estimates of probable and possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes, and other factors.

The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company's oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These reports can also be obtained from the SEC website at www.sec.gov.